NEWS RELEASE Contact: Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE
REPORTS THIRD QUARTER 2009 RESULTS

HOUSTON, TEXAS –NOVEMBER 5, 2009 –U.S. Concrete, Inc. (NASDAQ: RMIX) today reported a net loss attributable to stockholders of $58.1 million, or ($1.60) per diluted share, for the quarter ended September 30, 2009, compared to net income attributable to stockholders of $1.7 million, or $0.04 per diluted share, in the third quarter of 2008.  The net loss attributable to stockholders during the third quarter of 2009 included several non-cash charges in accordance with existing authoritative accounting guidance. The Company recorded a non-cash charge of $45.8 million to reduce the carrying amount of the Company’s goodwill and a non-cash charge of $8.8 million to reduce the carrying amount of long-lived assets in our Michigan market.  Additionally, as previously announced, the Company’s results reflect a $3.0 million loss on the sale of four plants in the Sacramento, California market.  This amount reflects goodwill allocated to the assets sold.  The net loss attributable to stockholders for the third quarter of 2009, excluding these items (a non-GAAP financial measure), would have been $3.4 million, or ($0.09) per diluted share.

For the nine months ended September 30, 2009, the Company reported a net loss attributable to stockholders of $71.5 million, or ($1.98) per diluted share.  The net loss attributable to stockholders for the first nine months of 2009 included the items noted above, and a gain of $7.4 million related to purchases of the Company’s senior subordinated notes during the first and second quarters of 2009.  The net loss attributable to stockholders for the nine months ended September 30, 2009 excluding these items (a non-GAAP financial measure), would have been $24.1 million, or ($0.67) per diluted share, compared to net loss attributable to stockholders of $0.1 million, or $0.00 per share, for the first nine months of 2008.

A reconciliation of (i) the Company’s net loss attributable to stockholders for the three and nine month periods ended September 30, 2009, to (ii) the Company’s net loss attributable to stockholders for the three and nine month periods ended September 30, 2009, excluding the goodwill impairment charges, asset impairment charges, non-cash loss on the sale of the plants in Sacramento, California and gain on purchases of the Company’s senior subordinated notes is included in the attached “Unaudited Non-GAAP Condensed Consolidated Statements of Operations” schedules.

THIRD QUARTER 2009 RESULTS

Revenues in the third quarter of 2009 decreased 27.8 percent to $153.6 million, compared to $212.8 million in the third quarter of 2008, reflecting lower ready-mixed concrete sales volumes and lower precast concrete products revenue.  This decline was the result of the continued decrease in demand for the Company’s products due to the significant slowdown in construction activity in our U.S. markets due to the U.S. recession.

The Company’s ready-mixed concrete and concrete-related products revenues for the third quarter of 2009 were $142.0 million, a decline of 28.4 percent compared to the third quarter of 2008.  Ready-mixed concrete sales volume in the third quarter of 2009 was approximately 1.31 million cubic yards, down 29.1 percent from 1.85 million cubic yards of ready-mixed concrete sold in the third quarter of 2008.  On a same-plant-sales basis, third quarter 2009 volumes were down approximately 30.3 percent from the third quarter of 2008, with volume declines in each of the Company’s major markets.  The primary reason for the decline in volume continues to be the depressed economic conditions in the U.S. construction industry.

The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased 1.3 percent during the third quarter of 2009, as compared to the third quarter of 2008.  Increased pricing in certain markets was partially offset by lower prices in certain of the Company’s other markets.  On a sequential quarter basis, the Company’s average sales price per cubic yard of ready-mixed concrete increased 0.9 percent in the third quarter of 2009 from the second quarter of 2009.  However, we began to see some downward pressure on our product pricing, in certain markets, beginning in the second quarter of 2009.  We anticipate that pricing will continue to be affected by the recessionary conditions for the remainder of 2009 and into 2010.

Revenues in the Company’s precast concrete products segment were $15.6 million for the three months ended September 30, 2009, a decrease of $3.6 million, or 18.9 percent, from the corresponding period in 2008. The Company’s third quarter 2009 precast concrete products revenues were down as a result of the continued downturn in residential construction in the Company’s northern California and Phoenix, Arizona markets and lower commercial construction activity in the mid-Atlantic market.

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) was $12.5 million in the third quarter of 2009, compared to $17.6 million in the third quarter of 2008.  As a percentage of revenue, adjusted EBITDA for the third quarter of 2009 was 8.1 percent, compared to 8.3 percent in the third quarter of 2008.  Adjusted EBITDA for the third quarter of 2009 was lower than the comparable prior-year period, primarily due to reduced profits resulting from lower ready-mixed concrete sales volume and lower precast revenue, partially offset by cost reductions realized by the Company. The Company defines adjusted EBITDA as net income (loss) attributable to stockholders plus expense (benefit) for income taxes, net interest expense, goodwill and other asset impairments, non-cash gain/loss related to asset sales, depreciation, depletion and amortization. Adjusted EBITDA is a non-GAAP financial measure.  For a reconciliation of adjusted EBITDA, free cash flow and net debt (other non-GAAP financial measures used in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

Commenting on the third quarter results and our outlook, Michael W. Harlan, the Company’s President and Chief Executive Officer, said, “Our sales volumes continue to reflect significant declines due to the continuing U.S. recession and financial crisis.  On a consolidated basis, we continue to experience downward pricing trends that we saw in the second quarter in certain major markets.  Although our raw material spread was solid in the third quarter comparatively, it will most likely weaken given the pricing pressures on our products.  The positive effects of the cost control measures implemented in the fourth quarter of last year continue to help offset these negative trends.”  Mr. Harlan continued, “Looking forward, we expect fourth quarter 2009 volumes to be down about 30 percent year-over-year.  We continue to pursue infrastructure projects directly and indirectly tied to the American Recovery and Reinvestment Act of 2009, but expect most of the volume from these projects to be realized in the second half of 2010.  We now expect 2010 volumes to be modestly lower than 2009 volumes on a same store sales basis.”

The Company’s selling, general and administrative (“SG&A”) expenses were $16.2 million during the third quarter of 2009, compared to $19.6 million for the third quarter of 2008.  The Company experienced lower costs during the third quarter of 2009 related primarily to reduced compensation as a result of workforce reductions in 2008 and 2009, reduced incentive-based compensation accruals, and other administrative cost reductions such as in travel and entertainment costs and office expenses.  When compared to the third quarter of 2008, these reductions were partially offset by an increase in our bad debt provision.

The Company’s loss on sale of assets increased to $2.9 million for the third quarter of 2009, compared to a gain on sale of assets of $0.3 million for the third quarter of 2008. As previously announced, we completed the sale of four ready-mixed concrete plants in the Sacramento, California market for $6.0 million, plus payment for inventory on hand at closing, during the third quarter of 2009. This sale resulted in a $3.0 million loss after the allocation of $3.0 million of related goodwill.

The Company performed an impairment test on remaining goodwill as a result of the Sacramento asset sale and current economic conditions and recorded an impairment charge of $45.8 million during the third quarter of 2009.  Under authoritative accounting rules, the Company is required to record a charge to the extent that the book equity value of each of its reporting units (including goodwill) exceeds the estimated fair value of that reporting unit.  The estimated fair values of the Company’s reporting units were based on discounted cash flow models derived from internal earnings forecasts and other market-based valuation techniques. The assessment of goodwill includes consideration of, among other factors, a comparison of the fair value of the net assets of its reporting units to its current equity market capitalization, considering the current trading value of the Company’s long-term debt at the Company’s measurement date in each respective period.

During the third quarter of 2009, the Company also evaluated the recoverability of its property, plant and equipment.  Under authoritative accounting rules, the Company performs this evaluation by comparing the carrying values of long-lived assets to projections of future undiscounted cash flows attributable to those assets.  If the carrying value of a long-lived asset exceeds the future undiscounted cash flows projected to be derived from that asset, an impairment loss is recognized equal to the excess of the carrying value over the fair value. The Michigan market has been significantly impacted by the global recession and by events specific to the region.  As a result, the Company recorded an $8.8 million impairment charge related to the property, plant and equipment in the Michigan market.

Net interest expense in the third quarter of 2009 decreased approximately $0.2 million, to $6.6 million, compared to $6.8 million for the third quarter of 2008. This decline was primarily due to the interest savings from the repurchase of some of the Company’s senior subordinated notes and lower interest rates on borrowings under its credit facility when compared to the third quarter of 2008. This reduction was partially offset by increased interest associated with higher amounts outstanding under the credit facility.

The Company recorded an income tax benefit from continuing operations of $1.2 million for the three months ended September 30, 2009, as compared to income tax expense of $1.2 million for the corresponding period in 2008. At the end of each interim reporting period, the Company estimates the effective income tax rate expected to be applicable for the full year.  The Company uses this estimate in providing for income taxes on a year-to-date basis, and it may vary in subsequent interim periods if the estimate of full-year income or loss changes.  The annualized effective tax benefit rate was estimated to be 2.9 percent for 2009.  For the nine months ended September 30, 2009, the Company applied a valuation allowance against certain of its deferred tax assets, including net operating loss carryforwards, which reduced the effective benefit rate from the expected statutory rate.

The Company generated cash from operations of $13.9 million during the third quarter of 2009, compared to cash provided by operations of $10.0 million in the third quarter of 2008.  Cash flow from operations increased in the third quarter of 2009 compared to the third quarter of 2008, primarily due to the receipt of a $4.9 million federal tax refund.  Lower profits, as a result of lower demand for the Company’s products, reduced cash flow but this was mostly offset by a reduction in the working capital of the Company.  The Company’s free cash flow (defined as net cash provided by (used in) operations, less capital expenditures for property, plant and equipment, net of disposals) for the third quarter of 2009 was $17.1 million, compared to $2.6 million in the third quarter of 2008.  Capital expenditures were down $4.5 million to $3.3 million in the third quarter of 2009, as compared to $7.8 million in the third quarter of 2008. The proceeds from asset disposals increased $6.1 million during the third quarter of 2009, due to the $6.0 million sale of four plants in Sacramento, California.

The Company’s net debt at September 30, 2009 was $288.1 million, down $18.5 million from June 30, 2009.  The sequential quarterly decrease in the Company’s net debt was primarily related to cash flow from operations and proceeds from assets sales reducing borrowing levels under our credit facility and increasing our cash balances.  Net debt at September 30, 2009 was comprised of total debt of $298.6 million, less cash and cash equivalents of $10.5 million.

Robert D. Hardy, Executive Vice President and Chief Financial Officer of U.S. Concrete, stated, “As of September 30, 2009, we have $10.5 million of cash on hand and $71.6 million of available borrowing capacity under our revolving credit facility and we had $16.0 million outstanding on our revolving credit facility.  However, the Company’s liquidity (cash and revolver availability) has dropped to about $53 million as of October 31st with $23.0 million drawn on the line, primarily due to the Senior Subordinated Notes interest payment of $11.4 million and certain borrowing base adjustments. Based on our outlook for the rest of the year, we expect negative operating cash flow for the fourth quarter.  We expect full year free cash flow will be close to breakeven based on these operating conditions, including the $6.0 million asset sale proceeds in California and the $4.9 million tax refund.  We continue to prudently manage our capital expenditures program and invest our capital modestly while we consider various refinancing alternatives.”

YEAR-TO-DATE 2009 RESULTS

Revenues for the nine months ended September 30, 2009 decreased 28.6 percent to $414.6 million, compared to $581.0 million for the first nine months of 2008, reflecting lower ready-mixed concrete sales volumes and lower precast concrete products revenue.  This decline was the result of decreased demand for the Company’s products due to lower construction spending and depressed economic conditions in the Company’s markets.

The Company’s ready-mixed concrete and concrete-related products revenues for the nine months ended September 30, 2009 were $380.7 million, a decrease of 29.5 percent compared to the first nine months of 2008.   The Company’s ready-mixed concrete sales volume for the first nine months of 2009 was approximately 3.51 million cubic yards, down 29.8 percent from approximately 5.00 million cubic yards of ready-mixed concrete sold during the first nine months of 2008. Excluding ready-mixed concrete volumes attributable to the Company’s acquired businesses, volumes during the nine months ended September 30, 2009 were down approximately 33.0 percent on a same-plant-sales basis from the corresponding period of 2008.  This decline in volume reflects the continued slowdown in construction activity in each of the Company’s major markets.

The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased approximately 1.3 percent during the first nine months of 2009, as compared to the first nine months of 2008.  This increase was attributable to higher prices in certain of the Company’s markets, offset by lower prices in certain of the Company’s other markets.

Revenues in the Company’s precast concrete products segment were $45.1 million for the nine months ended September 30, 2009, a decrease of $8.0 million, or 15.1 percent, from the corresponding period in 2008.  This decrease reflected the continued downturn primarily in residential construction in our northern California and Phoenix, Arizona markets and lower commercial construction activity in the mid-Atlantic market.

Adjusted EBITDA was $26.2 million, or 6.3 percent of revenue, in the first nine months of 2009, as compared with $42.0 million, or 7.2 percent of revenues, in the first nine months of 2008.  Adjusted EBITDA for the first nine months of 2009 was lower than the comparable prior-year period, primarily due to reduced profits resulting from lower ready-mixed concrete sales volumes and lower precast revenue. This was partially offset by a gain on the repurchase of some of the Company’s senior subordinated notes and cost reductions.

The Company’s selling, general and administrative expenses were $50.7 million in the first nine months of 2009, compared to $55.5 million in the corresponding period of 2008.  This decrease was primarily due to reduced compensation as a result of workforce reductions in 2008 and 2009, lower incentive compensation accruals, and other administrative cost reductions such as in travel and entertainment costs and office expenses. This was partially offset by higher professional fees and an increase in our bad debt provision when compared to the first nine months of 2008.

The Company’s loss on sale of assets increased to $2.0 million during the nine months ended September 30, 2009, compared to a gain on sale of assets of $0.4 million for the corresponding period of 2008. As discussed above, the sale of four ready-mixed concrete plants in the Sacramento, California market resulted in a $3.0 million loss after the allocation of $3.0 million of related goodwill.

The Company performed an impairment test on remaining goodwill as a result of the Sacramento asset sale and current economic conditions and recorded an impairment charge of $45.8 million during the third quarter of 2009.  The Company also evaluated the recoverability of its property, plant and equipment.  As a result, the Company recorded an $8.8 million impairment charge related to the property, plant and equipment in the Michigan market in the third quarter of 2009.

Depreciation, depletion and amortization expense for the nine months ended September 30, 2009 increased $0.8 million to $22.6 million, as compared to $21.8 million for the corresponding period of 2008, primarily due to higher depreciation expense related to our new information technology system and acquisitions completed in the second half of 2008 and second quarter of 2009.

 The Company recorded a $7.4 million net gain in the first and second quarters of 2009 related to the purchase of $12.4 million aggregate principal amount of its 8⅜ percent senior subordinated notes in open market transactions for $4.8 million.  The Company used borrowings under its revolving credit facility to fund the open market purchases.

Net interest expense for the nine months ended September 30, 2009 was down approximately $0.2 million to $19.9 million, compared to $20.1 million for the nine months ended September 30, 2008. This change was primarily due to the interest savings from the repurchase of some of the Company’s senior subordinated notes and lower interest rates on borrowings under the credit facility when compared to the first nine months of 2008. This was mostly offset by increased interest associated with higher amounts outstanding under the Company’s credit facility.

The Company recorded an income tax benefit from continuing operations of $2.3 million for the nine months ended September 30, 2009, as compared to income tax expense of $0.3 million for the corresponding period in 2008.  The Company’s annualized effective tax benefit rate was estimated to be 2.9 percent for 2009. For the nine months ended September 30, 2009, the Company applied a valuation allowance against certain of its deferred tax assets, including net operating loss carryforwards, which reduced the effective benefit rate from the expected statutory rate.

The Company generated cash from operations of $12.0 million during the first nine months of 2009, compared to net cash provided by operations during the first nine months of 2008 of $19.5 million.  Cash flow from operations declined primarily due to lower income as a result of lower demand for the Company’s products, partially offset by the receipt of a $4.9 million federal tax refund in 2009 and by a reduction of working capital requirements.  The Company’s free cash flow for the nine months ended September 30, 2009 was $8.6 million, as compared to $2.7 million for the nine months ended September 30, 2008.  Capital expenditures were down $7.7 million to $12.5 million for the first nine months of 2009, as compared to $20.2 million in the corresponding period of 2008. The proceeds from asset disposals increased $5.8 million during the first nine months of 2009 due to the $6.0 million sale of four plants in Sacramento, California.

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Thursday, November 5, 2009, at 10:00 a.m., Eastern time, to review its third quarter 2009 results.  To participate in the call, dial (480) 629-9818 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Thursday, November 12, 2009.  To access the replay, dial (303) 590-3030 using the pass code 4178239.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “Investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures “adjusted EBITDA,” “free cash flow” and “net debt.”  The Company has included adjusted EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses adjusted EBITDA to monitor and compare the financial performance of its operations.  Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.  See the attached “Additional Statistics” for reconciliation of each of these non-GAAP measures to the most comparable GAAP financial measures for the three and nine months ended September 30, 2009 and 2008.

ABOUT U.S. CONCRETE

 U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 129 fixed and 12 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2008 (including acquired volumes), these plant facilities produced approximately 6.3 million cubic yards of ready-mixed concrete and 3.5 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding:  pricing trends; raw material spread; effects of the Company’s cost control measures; expectations regarding full-year volumes; effect of the American Recovery and Reinvestment Act of 2009 on the Company; expectations regarding fourth quarter 2009, full-year 2009 and 2010 volumes; the Company’s ability to manage its working capital needs and capital expenditures program; expectations regarding cash flow for the fourth quarter of 2009 and for the full-year 2009 free cash flow; reduction of cash interest expense pursuant to senior subordinated note repurchases; and future senior subordinated note repurchases.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent quarterly reports on Form 10-Q.

 (Tables to follow)

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue	$153,608	$212,819	$414,634	$580,973
Cost of goods sold before depreciation, depletion and amortization	128,572	176,324	352,683	488,025
Selling, general and administrative expenses	16,206	19,643	50,727	55,494
Goodwill and other asset impairments	54,560	—	54,560	—
(Gain) loss on sale of assets	2,865	(321)	2,029	(399)
Depreciation, depletion and amortization	7,645	7,850	22,551	21,763
Income (loss) from operations	(56,240)	9,323	(67,916)	16,090
Interest expense, net	6,578	6,747	19,908	20,121
Gain on purchases of senior subordinated notes	—	—	7,406	—
Other income, net	326	578	1,016	1,628
Income (loss) from continuing operations before income taxes	(62,492)	3,154	(79,402)	(2,403)
Income tax expense (benefit)	(1,194)	1,248	(2,262)	346
Income (loss) from continuing operations	(61,298)	1,906	(77,140)	(2,749)
Loss from discontinued operations (net of tax benefit of $0 and $81in 2008)	—	—	—	(149)
Net income (loss)	(61,298)	1,906	(77,140)	(2,898)
Net (income) loss attributable to non-controlling interest	3,238	(184)	5,632	2,645
Net income (loss) attributable to stockholders	$(58,060)	$1,722	$(71,508)	$(253)

Earnings (loss) per share attributable to stockholders – basic
Income (loss) from continuing operations	$(1.60)	$0.04	$(1.98)	$—
Loss from discontinued operations, net of income tax benefit	—	—	—	—
Net income (loss)	$(1.60)	$0.04	$(1.98)	$—

Earnings (loss) per share attributable to stockholders – diluted
Income (loss) from continuing operations	$(1.60)	$0.04	$(1.98)	$—
Loss from discontinued operations, net of income tax benefit	—	—	—	—
Net income (loss)	$(1.60)	$0.04	$(1.98)	$—

Weighted average shares outstanding:
Basic	36,272	38,808	36,132	38,702
Diluted	36,272	39,389	36,132	38,702

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$10,528	$5,323
Trade accounts receivable, net	93,268	100,269
Inventories	30,176	32,768
Deferred income taxes	12,535	11,576
Prepaid expenses	4,213	3,519
Other current assets	6,563	13,801
Total current assets	157,283	167,256
Property, plant and equipment, net	246,908	272,769
Goodwill	14,063	59,197
Other assets	6,954	8,588
Total assets	$425,208	$507,810

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,387	$3,371
Accounts payable	44,252	45,920
Accrued liabilities	56,306	54,481
Total current liabilities	110,945	103,772
Long-term debt, net of current maturities	288,207	302,617
Other long-term obligations and deferred credits	7,249	8,522
Deferred income taxes	12,042	12,536
Total liabilities	418,443	427,447

Commitments and contingencies

Equity:
Preferred stock	–	–
Common stock	38	37
Additional paid-in capital	267,532	265,453
Retained deficit	(264,072)	(192,564)
Treasury stock, at cost	(3,277)	(3,130)
Total stockholders’ equity	221	69,796
Non-controlling interest	6,544	10,567
Total equity	6,765	80,363
Total liabilities and equity	$425,208	$507,810

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
 (Unaudited)

	Nine Months Ended September 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES	$11,952	$19,514

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(12,491)	(20,196)
Proceeds from disposals of property, plant and equipment	9,122	3,350
Payments for acquisitions	(5,214)	(21,778)
Disposal of business unit	–	7,583
Other investing activities	–	103
Net cash used in investing activities	(8,583)	(30,938)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	138,859	6,282
Repayments of borrowings	(132,354)	(4,924)
Purchases of senior subordinated notes	(4,810)	–
Shares purchased under common stock buyback program	–	(703)
Purchase of treasury shares	(147)	(390)
Proceeds from issuances of common stock under compensation plans	288	376
Other financing activities	–	(160)
Net cash provided by financing activities	1,836	481

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,205	(10,943)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,323	14,850
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$10,528	$3,907

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue:
Ready-mixed concrete and concrete-related products	$142,008	$198,434	$380,742	$540,224
Precast concrete products	15,596	19,231	45,127	53,145
Inter-segment sales	(3,996)	(4,846)	(11,235)	(12,396)
Total revenue	$153,608	$212,819	$414,634	$580,973

Segment operating income (loss):
Ready-mixed concrete and concrete-related products	$(53,890)	$13,053	$(56,762)	$24,824
Precast concrete products	485	1,762	1,111	5,277
Gain on purchases of senior subordinated notes	-	-	7,406	-
Unallocated overhead and other income	1,497	1,347	2,482	4,042
Corporate:
Selling, general and administrative expense	(4,006)	(6,219)	(13,728)	(16,642)
Gain (loss) on sale of assets	-	(42)	(3)	217
Interest expense, net	(6,578)	(6,747)	(19,908)	(20,121)
Income (loss) before income taxes	$(62,492)	$3,154	$(79,402)	$(2,403)

Depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$6,327	$6,907	$18,801	$19,518
Precast concrete products	713	827	2,157	1,885
Corporate	605	116	1,593	360
Total depreciation, depletion and amortization	$7,645	$7,850	$22,551	$21,763

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS

(In thousands, unless otherwise noted)
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin, Net Debt and Free Cash Flow for the three and nine months ended September 30, 2009 and September 30, 2008 and (2) corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2009 and September 30, 2008.  We have also included in the table below certain Ready-Mixed Concrete Statistics for the three and nine months ended September 30, 2009 and September 30, 2008.

We define adjusted EBITDA as our net income (loss) attributable to stockholders, plus the provision (benefit) for income taxes, net interest expense, goodwill and other asset impairments, non-cash loss on asset sales, depreciation, depletion and amortization. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue.  We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA to monitor and compare the financial performance of our operations.  Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$95.00	$95.53
Volume (in cubic yards and thousands)	1,309	3,512

Adjusted EBITDA reconciliation:
Net loss attributable to stockholders	$(58,060)	$(71,508)
Income tax benefit	(1,194)	(2,262)
Interest expense, net	6,578	19,908
Goodwill and other asset impairments	54,560	54,560
Depreciation, depletion and amortization	7,645	22,551
Non-cash loss on sale of Sacramento assets	2,954	2,954
Adjusted EBITDA	$12,483	$26,203
Adjusted EBITDA margin	8.1%	6.3%

Free Cash Flow reconciliation:
Net cash provided by operations	$13,924	$11,952
Less: capital expenditures	(3,355)	(12,491)
Plus: proceeds from the sale of assets	6,496	9,122
Free Cash Flow	$17,065	$8,583

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$298,594
Less: cash and cash equivalents	10,528
Net Debt	$288,066

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$93.74	$94.28
Volume (in cubic yards and thousands)	1,845	5,002

Adjusted EBITDA reconciliation:
Net income (loss) attributable to stockholders	$1,722	$(253)
Income tax expense	1,248	346
Interest expense, net	6,747	20,121
Depreciation, depletion and amortization	7,850	21,763
Adjusted EBITDA	$17,567	$41,977
Adjusted EBITDA margin	8.3%	7.2%

Free Cash Flow reconciliation:
Net cash provided by operations	$10,014	$19,514
Less: capital expenditures	(7,834)	(20,196)
Plus: proceeds from the sale of assets	429	3,350
Free Cash Flow	$2,609	$2,668

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$299,858
Less: cash and cash equivalents	3,907
Net Debt	$295,951

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)

Use of Non-GAAP Financial Measures

We have provided non-GAAP adjusted earnings per share information for the three and nine month periods ended September 30, 2009 in this press release in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, our net loss attributable to stockholders and loss per diluted share attributable to stockholders after excluding the effects of the goodwill impairment charge of $45.8 million, the asset impairment charge of $8.8 million and the $3.0 million non-cash portion of the loss on sale of assets in Sacramento, California during the three months ended September 30, 2009.  For the nine months ended September 30, 2009, we have also, on a non-GAAP adjusted basis, excluded the $7.4 million gain on the purchases of our senior subordinated notes. This non-GAAP financial information is provided to assist in the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the adjusted results provide useful information to both management and investors by excluding expense items that we believe are not indicative of our core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results for the three and nine months ended September 30, 2009 is as follows:

	Three Months Ended September 30, 2009
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Revenue	$153,608	-	$153,608
Cost of goods sold before depreciation, depletion, and amortization	128,572	-	128,572
Goodwill and other asset impairments	54,560	(54,560)	-
Selling, general and administrative expenses	16,206	-	16,206
(Gain) loss on sale of assets	2,865	(2,954)	(89)
Depreciation, depletion and amortization	7,645	-	7,645
Income (loss) from operations	(56,240)	57,514	1,274
Interest expense, net	6,578	-	6,578
Other income, net	326	-	326
Loss before income taxes	(62,492)	57,514	(4,978)
Income tax benefit	(1,194)	-	(1,194)
Net loss	(61,298)	57,514	(3,784)
Net loss attributable to non-controlling interest	3,238	(2,860)	378
Net loss attributable to stockholders	$(58,060)	$54,654	$(3,406)

Basic and diluted net loss per share attributable to stockholders	$(1.60)		$(0.09)
Basic and diluted weighted average shares outstanding	36,272		36,272

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)

	Nine Months September 30, 2009
	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results
	(In thousands, except per share amounts)
Revenue	$414,634	-	$414,634
Cost of goods sold before depreciation, depletion, and amortization	352,683	-	352,683
Goodwill and other asset impairments	54,560	(54,560)	-
Selling, general and administrative expenses	50,727	-	50,727
(Gain) loss on sale of assets	2,029	(2,954)	(925)
Depreciation, depletion and amortization	22,551	-	22,551
Loss from operations	(67,916)	57,514	(10,402)
Interest expense, net	19,908	-	19,908
Gain on purchases of senior subordinated notes	7,406	(7,406)	-
Other income, net	1,016	-	1,016
Loss before income taxes	(79,402)	50,108	(29,294)
Income tax benefit	(2,262)	(163)	(2,425)
Net loss	(77,140)	50,271	(26,869)
Net loss attributable to non-controlling interest	5,632	(2,860)	2,772
Net loss attributable to stockholders	$(71,508)	$47,411	$(24,097)

Basic and diluted loss per share attributable to stockholders	$(1.98)		$(0.67)
Basic and diluted weighted average shares outstanding	36,132		36,132